                                                Filed pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-105242

           Prospectus Supplement to the Prospectus dated May 21, 2003 and the Prospectus Supplement dated May 21, 2003 - No. 309.

                                  $400,000,000

                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B
                            ------------------------

The note being purchased has the following terms:

PRINCIPAL AMOUNT: $400,000,000

ORIGINAL MATURITY: May 16, 2004, unless extended in whole or in part at the option of the holder. See "Extension of Maturity".

EXTENDED MATURITY: May 16, 2006

PAYMENT AT MATURITY:

    - If the original maturity is not extended, the holder will receive 99.70% of the outstanding principal amount
    - If the original maturity is extended, the holder will receive 100% of the outstanding principal amount

SPECIFIED CURRENCY: U.S. dollars

    - principal: U.S. dollars
    - interest: U.S. dollars
    - exchange rate agent: not applicable

ORIGINAL ISSUE DATE: June 30, 2003

ORIGINAL ISSUE PRICE: 100%

NET PROCEEDS TO GOLDMAN SACHS: 100%

ORIGINAL ISSUE DISCOUNT NOTE: no

    - total amount of OID:
    - yield to maturity:
    - initial accrual period OID:

FORM OF NOTE:

    - master global form only: yes
    - non-global form available: no

REDEMPTION AND REPAYMENT: no

    - redemption date:
    - repayment date(s):
    - redemption or repayment price(s):

IF INTEREST RATE IS FIXED: not applicable

    - annual rate:
    - interest payment date:
    - regular record date:

IF INTEREST RATE IS FLOATING: YES

    - base rate:

      - commercial paper rate:
      - prime rate:
      - LIBOR: YES
         - Moneyline Telerate LIBOR page: 3750
         - Reuters screen LIBOR page: no
         - index currency: U.S. dollars
      - EURIBOR:
      - treasury rate:
      - CMT rate:
        - Moneyline Telerate page 7051:
        - Moneyline Telerate page 7052 (weekly/monthly):
- CMT index maturity (if not two years):
      - CD rate:
      - federal funds rate:
      - 11th district rate:

    - index maturity: three months
    - spread: +15 basis points
    - spread multiplier: none
    - initial base rate: 1.10%
    - maximum rate: none
    - minimum rate: none
    - interest reset dates: February 16, May 16, August 16 and November 16 of each year, commencing on August 16, 2003.
    - interest payment dates: February 16, May 16, August 16 and November 16 of each year, commencing on August 16, 2003.
    - calculation agent: The Bank of New York

DEFEASANCE APPLIES AS FOLLOWS: not applicable

    - full defeasance -- i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor:
    - covenant defeasance -- i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor:

---------------

     The information above, if any, about the original issue date, original issue price, net proceeds and original issue discount relates only to the initial sale of the note. If the note is sold in a market-making transaction after its initial sale, information about the price paid and the date of the sale will be provided in a separate confirmation of sale. Please refer to the accompanying prospectus dated May 21, 2003 and prospectus supplement dated May 21, 2003 for additional information about the note being purchased.

                   ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     Goldman Sachs may use this prospectus supplement in the initial sale of the note. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in the note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                     GOLDMAN, SACHS & CO.
                   ------------------------

                   Prospectus Supplement dated June 27, 2003.

                             EXTENSION OF MATURITY

     The maturity of the note may be extended in whole or in part to May 16, 2006, at the holder's option by giving irrevocable written notice duly provided to the Trustee as described below.

     For Goldman Sachs to be obligated to extend the maturity of the note, the Trustee must receive at least 10 but not more than 20 business days prior to May 16, 2004:

- The form entitled "Election to Extend Maturity" attached to this prospectus supplement duly completed and signed; or

- A facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or a trust company in the United States setting forth the name, address and telephone number of the holder of the note, the principal amount of the note to be extended, a statement that the option to elect to extend the maturity is being exercised and a guarantee that the Trustee will receive the form entitled "Election to Extend Maturity" attached to this prospectus supplement duly completed and signed, not later than 2 business days after the date of that facsimile transmission or letter. However, the facsimile transmission or letter will only be effective if the Trustee receives the note and form duly completed and signed by the second business day after the date of the facsimile transmission or letter.

Exercise of the election to extend the maturity by the holder of a note will be irrevocable. The holder may exercise the election to extend the maturity of the note for less than the entire principal amount of the note in an amount equal to $1,000 or integral multiples of $1,000. In the case of partial extension, the principal amount of the note outstanding after extending the maturity of the note must be at least $1,000.

     If the note is represented by a global debt security, the depositary or its nominee, as the holder, will be the only person that can exercise the election to extend the maturity of the note. Any indirect owners who own beneficial interests in the global debt security and wish to exercise the election to extend the maturity of the note must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the election to extend the maturity of the note on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary not later than 10 business days prior to May 16, 2004.

     Notwithstanding the foregoing, Goldman Sachs in its sole discretion may accept the exercise of election to extend the maturity of the note made in another manner.

                             UNITED STATES TAXATION

     This section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders.

     Pursuant to Treasury regulations governing modifications to the terms of debt instruments (the "Modification Regulations"), the exercise of an option by a holder of a debt instrument to defer any scheduled payment of principal is a taxable event if, based on all the facts and circumstances, such deferral is considered material under the Modification Regulations. The Modification Regulations do not specifically address the unique features of the notes (including their economic equivalence to an approximately three-year debt instrument containing put options). However, under the Treasury regulations governing original issue discount on debt instruments (the "OID Regulations"), for purposes of determining the yield and maturity of a debt instrument that provides the holder with an unconditional option or options, exercisable on one or more dates during the term of the debt instrument, that, if exercised, require payments to be made on the debt instrument under an alternative payment schedule or schedules (e.g., an option to extend the maturity of the debt instrument), a holder is deemed to exercise or not

                                       S-2
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exercise an option or combination of options in a manner that maximizes the yield on the debt instrument. Since any payment at original maturity will equal 99.70% of the original issue price, under these rules, as of the issue date, original holders of the notes should be deemed to elect to extend the maturity of all of the principal amount of the notes to the extended maturity date in accordance with the procedures described above. Accordingly, under these rules, the extended maturity date should be treated as the maturity date of the notes. Although it is unclear how the OID Regulations should apply in conjunction with the Modification Regulations, counsel has advised us that an election to extend the maturity of all or any portion of the principal amount of the notes in accordance with the procedures described above should not be a taxable event for U.S. federal income tax purposes.

     Under the treatment described above, the notes will not constitute discount notes. See "United States Taxation -- Original Issue Discount -- General" in the accompanying prospectus.

     Prospective investors should note that no assurance can be given that the IRS will accept, or that the courts will uphold, the characterization and the tax treatment of the notes described above. If the IRS were successful in asserting that an election to extend the maturity of all or any portion of the principal amount of the notes is a taxable event for U.S. federal income tax purposes, then the holder would be required to recognize any gain inherent in the notes at such time upon the exercise of such election. Prospective investors should consult their tax advisors regarding the U.S. federal income tax consequences of investment in, and extending the maturity of, the notes.

                                       S-3
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
                                                  CUSIP NO.:  38141EHY8
                                                   Security:  Medium-Term Note,
                                                              Series B
                         Prospectus Supplement No. and Date:  No. 309, June 27, 2003
                                        Original Issue Date:  June 30, 2003

                         THE GOLDMAN SACHS GROUP, INC.
                           MEDIUM-TERM NOTE, SERIES B

                          ELECTION TO EXTEND MATURITY

     The undersigned hereby irrevocably requests and instructs the Company to extend the maturity of the Security referred to in this notice to May 16, 2006, as provided for in the Prospectus Supplement No. 309:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                     (please print name of the undersigned)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                   (please print address of the undersigned)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
               (please print telephone number of the undersigned)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Terms used in this notice that are defined in the Security specified above are used herein as defined therein.

     For the maturity of such Security to be extended the Company must receive at the applicable address of the Trustee set forth below or at such other place or places of which the Company or the Trustee shall from time to time notify the Holder of such Note, any Business Day not later than the 10th or earlier than the 20th Business Day prior to May 16, 2004 (i) this "Election to Extend Maturity" form duly completed and signed, or (ii) a facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or a trust company in the United States of America setting forth (a) the name, address and telephone number of the Holder of such Security, (b) the principal amount of such Security, (c) a statement that the option to elect to extend the maturity is being exercised thereby and (d) a guarantee stating that this form entitled "Election to Extend Maturity" duly completed and signed will be received by the Company not later than two Business Days after the date of such facsimile transmission or letter (provided that such form duly completed and

                                       S-4
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signed is received by the Company by such second Business Day). The address to which such deliveries are to be made is:

               The Bank of New York
               Attention: Corporate Trust Administration
               101 Barclay Street
               New York, New York 10286

     or at such other places as the Company or the Trustee shall notify the Holder of such Security.

     If the maturity of less than the entire principal amount of such Security is to be extended, specify the portion thereof (which shall equal any Authorized Denomination) that the Holder elects to have extended:

           -------------------------------------------------

      Date: _______________        ___________________________________

     Notice: The signature to this Election to Extend Maturity must correspond with the name of the Holder as written on the face of such Security in every particular without alteration or enlargement or any other change whatsoever.

                                       S-5
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